Exhibit 99

For Immediate Release	For More Information Contact:
Jim Graham, (910) 641-0044

Waccamaw Bankshares listed one of N.C.’s Top 100 Companies

Waccamaw Bankshares (NASDAQ symbol WBNK) was listed as the one of the top 100 public companies in North Carolina by the Raleigh News and Observer in its annual ranking. Entering the listing for the first time, the Whiteville based community banking company was listed at number 79 in the survey which was released on June 6, 2004. The annual listing is based upon 2003 revenue, stock price percentage change from December 31, 2002 to December 31, 2003, and market value. Each criterion is given equal weight in the rating.

For the period used in the rating, Waccamaw Bankshares had revenues of $12.01 million, a stock price gain of 55.66%, and a market value of $63.88 million. Waccamaw Bank, the primary operating subsidiary of Waccamaw Bankshares, presently operates offices in Whiteville, Chadbourn, Tabor City, Shallotte, and Holden Beach. Additionally, the bank recently announced that it will open a sixth office at 29 South Kerr Ave. in Wilmington in early July.